CATALYST FUNDS

Amendment No. 5 to Agreement and Declaration of Trust

The undersigned secretary of Catalyst Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on May 12, 2008:

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust and designate such Series the “Catalyst Value Fund,” the “Listed Private Equity Plus Fund,” the “America First Income Strategies Fund,” the “America First Prestige Fund,” the “Catalyst OPTI-flex Fund,” the “SBM Strategic Income Fund,” the “SBM Value Fund,” the “Catalyst High Income Fund,” the “Catalyst Total Return Income Fund,” the “Catalyst Rising Dividend Income Fund,” and the “Eventide Gilead Fund,” (each a “Series”).  As to Catalyst Value Fund, the Listed Private Equity Plus Fund, the America First Income Strategies Fund, the America First Prestige Fund, the Catalyst OPTI-flex Fund Series, the High Income Fund, the Total Return Income Fund and the Rising Dividend Fund, the Trustees hereby establish and designate two Classes of Shares:  “Class A” and “Class C.”  As to the SBM Strategic Income Fund and the SBM Value Fund Series, the Trustees hereby establish and designate three Classes of Shares:  “Class A,” “Class C” and “Class I.”  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Catalyst Funds are hereby incorporated by reference.

Date: May 20, 2008
_/s/ David F. Ganley_ David F. Ganley, Secretary